Exhibit 99.1

AGREEMENT

This Agreement (“Agreement”), dated as of January 11, 2021, has been made and entered into by and between the Iowa Farm Bureau Federation, an Iowa non-profit corporation (“IFBF”), and Farm Bureau Property & Casualty Insurance Company, an Iowa corporation (“FBP&C”). IFBF and FBP&C are individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, FBP&C has offered to acquire all of the outstanding shares of Class A and Class B common stock of FBL Financial Group, Inc. (“FBL”) that are not owned by FBP&C or IFBF; and

WHEREAS, FBP&C and its subsidiary 5400 Merger Sub, Inc. (“Merger Sub”) are entering into an Agreement and Plan of Merger (“Merger Agreement”) with FBL, dated as of the date hereof, which if and when fully performed, will merge Merger Sub into FBL (the “Merger”) with FBL being the surviving corporation, and FBP&C owning a percentage of FBL thereafter equal to the Class A and Class B common shares of FBL not now owned by IFBF; and

WHEREAS, IFBF has agreed to exchange its Class A and Class B common shares of FBL for the proportionate number of shares in Merger Sub, pursuant to a Rollover Agreement entered into between Merger Sub, FBP&C, and IFBF, dated as of the date hereof, which when taken together with the effect of the Merger, will result in IFBF owning the same proportionate number of shares in FBL following the Merger as it did prior to the Merger; and

WHEREAS, as of the effective date of the Merger, the sole shareholders of FBL will be FBP&C and IFBF; and

WHEREAS, the Parties wish to formalize their agreement as to their rights and obligations to each other as the sole shareholders of FBL upon the effective date of the Merger, and are entering into this Agreement to memorialize their understanding in such respect.

NOW, THEREFORE, in consideration of the premises hereof, and of the Parties respective representations, covenants and agreements under the Rollover Agreement, the Parties hereto agree as following:

1. Shareholders Agreement. Concurrently with the Closing (as defined in the Merger Agreement), the Parties hereby agree on their own behalf, and on behalf of FBL, as its sole shareholders following the Closing, to execute and cause to be effective a Shareholders’ Agreement (“Shareholders’ Agreement”) in the form attached hereto as Exhibit A, relating to the Parties’ respective ownership of FBL.

2. Initial Governance. As the sole shareholders of FBL concurrent with the Merger, the Parties covenant to hold a special meeting of shareholders of FBL immediately following the Closing, or as soon as practical thereafter, to elect a new Board of Directors for FBL. The Parties hereby agree, in accord with Section 2.1 of the Shareholders’ Agreement, that the selection of directors at such meeting shall be done in accord with the protocols attached hereto as Exhibit B, and such directors so selected shall constitute the Board of Directors of FBL until the next annual meeting of such shareholders.

3. Merger Agreement. FBP&C, on its behalf and on behalf of Merger Sub, covenants and agrees that no amendments to the Merger Agreement as approved by the parties thereto as of the date hereof will be agreed to on behalf of FBP&C and/or Merger Sub without the express written consent of IFBF.

4. Articles of Incorporation/Bylaws. As the sole shareholders of FBL concurrent with the Merger, the Parties hereby approve the form of the Restated Articles of Incorporation and Amended and Restated Bylaws of FBL attached as Exhibit A and Exhibit B, respectively, to the Merger Agreement, effective as of the Closing.

5. Miscellaneous.

a)	Entire Agreement. This instrument, including the exhibits attached hereto, contain the entire agreement of the Parties and supersedes all prior and contemporaneous agreements or understandings, whether written or oral, with respect to the subject matter hereof. No amendment or modification hereto shall be valid unless in writing and signed by both Parties hereto.

b)	Amendments. This Agreement may be amended from time to time as agreed by the Parties in writing. Such amendment shall become effective on the date so designated by the Parties.

c)	Assignment. Neither Party shall assign this Agreement or its rights and duties hereunder, or any interest herein, without the prior written consent of the other Party.

d)	Governing Law. This Agreement shall be governed by the laws of the state of Iowa.

e)	Termination. This Agreement shall terminate automatically and immediately upon any of the following events:

i.	consummation of the Merger and execution of the Shareholders’ Agreement by FBL, IFBF, and FBP&C;

ii.	by mutual written consent of the Parties;

iii.	termination of the Merger Agreement prior to consummation of the Merger;

iv.	termination of the Rollover Agreement prior to consummation of the Merger; or

v.	failure of the Merger to be approved by the shareholders of FBL in accord with the terms of the Merger Agreement.

f)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall in such event be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective as of the first date written above by their respective officers so authorized.

IOWA FARM BUREAU FEDERATION

By:	/s/ Craig D. Hill
	Name:	Craig D. Hill
	Title:	President

FARM BUREAU PROPERTY& CASUALTY INSURANCE COMPANY

By:	/s/ Duane J. Johnson,Jr.
	Name:	Duane J. Johnson,Jr.
	Title:	Secretary